Exhibit 10.1

AGREEMENT TO AMEND SERIES C CONVERTIBLE PREFERRED STOCK

THIS AGREEMENT TO AMEND SERIES C CONVERTIBLE PREFERRED STOCK (this “Agreement”), dated as of July 8, 2024, is by and among ReShape Lifesciences Inc., a Delaware corporation (formerly known as Obalon Therapeutics, Inc.) (the “Company”), and the undersigned holders of Series C Convertible Preferred Stock of the Company (collectively, the “Parties”).

RECITALS

WHEREAS, on June 15, 2021, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock pursuant to Section 151 of the Delaware General Corporation Law (the “Certificate of Designation”), which provided for the issuance of 95,388 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) by the Company to the holders thereof;

WHEREAS, under Section 4 of the Certificate of Designation, as long as any shares of Series C Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock, alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Certificate of Designation;

WHEREAS, Section 5(a) of the Certificate of Designation provides that, in the event of a Deemed Liquidation Event, the holders of Series C Preferred Stock would be entitled to be paid a liquidation preference of approximately $26.2 million in the aggregate;

WHEREAS, simultaneously with the execution of this Agreement, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Vyome Therapeutics, Inc. (the “Merger Party”) and Raider Lifesciences Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub would merge with and into the Merger Party with the Merger Party surviving as a subsidiary of the Company (the “Merger”) and, as consideration for the Merger, the Company would issue shares of common stock of the Company to the current stockholders of the Merger Party such that the current stockholders of the Merger Party would collectively own a majority of the outstanding capital stock of the Company immediately following the Merger, which, if completed, would constitute a Deemed Liquidation Event;

WHEREAS, simultaneously with the execution of this Agreement, the Company has also entered into an Asset Purchase Agreement with Ninjour Health International Ltd., an affiliate of Biorad Medisys Pvt. Ltd. (the “Asset Purchase Party”) pursuant to which it would sell all or substantially all of its assets to the Asset Purchase Party immediately prior to the Merger (the “Asset Sale”), which, if completed, would constitute a Deemed Liquidation Event;

WHEREAS, the Company and the undersigned, representing the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock, desire to amend the Certificate of Designation, subject to, contingent upon and effective immediately prior to the effective time of the Merger, to provide that the aggregate liquidation preference payable to the holders of Series C Stock would be equal to the greater of (a) $1,000,000, (b) 20% of the cash purchase price paid to the Company at the closing of the Asset Sale and (c) the excess of the actual Raider Net Cash (as defined in the Merger Agreement) at the closing of the Merger over the minimum Raider Net Cash required as a condition to the closing of the Merger as set forth in the Merger Agreement;

WHEREAS, capitalized terms used, but not defined herein, shall have the respective meanings given such terms in the Certificate of Designation; and

WHEREAS, the Parties have determined that it is in their mutual best interests to set forth their understanding and agreements with respect to the payment of any liquidation preference to the holders of Series C Preferred Stock as set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, and intending to be legally bound hereby, the Parties agree as follows:

1.Subject to, contingent upon and effective immediately prior to the effective time of the Merger, the Company will file an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock pursuant to Section 151 of the Delaware General Corporation Law in the form attached hereto as Exhibit A, which will provide for an aggregate liquidation preference payable to the holders of Series C Preferred Stock equal to the greater of (a) $1,000,000, (b) 20% of the cash purchase price paid, if any, to the Company at the closing of the Asset Sale, and (c) the excess of the actual Raider Net Cash at the closing of the Merger over the minimum Raider Net Cash required as a condition to the closing of the Merger as set forth in the Merger Agreement (the “Liquidation Preference”).

2.At the effective time of the Merger, the Series C Preferred Stock shall automatically terminate and, except for the right to receive the Liquidation Preference as set forth in Section 1 of this Agreement, all rights, preferences and obligations under the Certificate of Designation, as amended and restated, shall no longer be of any force or effect and such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Preferred Stock.

3.By virtue of the adoption of this Agreement, each holder of Series C Preferred Stock shall be deemed to have agreed to appoint HealthCor Partners Fund II, L.P. (the “Series C Stockholder Representative”) to act as its agent and attorney-in-fact for and on behalf of the holders of Series C Preferred Stock to give and receive notices and communications under this Agreement, to receive the aggregate Liquidation Preference from the Company and distribute to the holders of Series C Preferred Stock their pro rata portion of the Liquidation Preference, and to take all other actions that are either necessary or appropriate in the judgment of the Series C Stockholder Representative for the accomplishment of the foregoing or specifically mandated by the terms of this Agreement. If any holder of Series C Preferred Stock is not responsive to the Series C Stockholder Representative’s requests for payment instructions for at least six (6) months after the effective time of the Merger, then the holders of Series C Preferred Stock agree that the Series C Stockholder Representative may distribute any unclaimed portion of the Liquidation Preference pro rata among the other holders of Series C Preferred Stock. The Series C Stockholder Representative shall not be liable for any act done or omitted hereunder as Series C Stockholder Representative while acting in good faith and in the exercise of reasonable judgment.  The holders of Series C Preferred Stock shall indemnify the Series C Stockholder Representative and hold the Series C Stockholder Representative harmless against any and all losses arising out of or in connection with the acceptance or administration of the Series C Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Series C Stockholder Representative. A decision, act, consent or instruction of the Series C Stockholder Representative shall constitute a decision of the holders of Series C Preferred Stock and shall be final, conclusive and binding upon the holders of Series C Preferred Stock; and the Company may rely upon any such decision, act, consent or instruction of the Series C Stockholder Representative as being the decision, act, consent or instruction of the holders of Series C Preferred Stock.  The Company is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Series C Stockholder Representative.

4.The Company hereby agrees to comply with the covenants set forth in Section 5.02 of the Merger Agreement and will not take any action that would require the consent of the Merger Party under such section without the prior written consent of the Series C Stockholder Representative.

5.This Agreement constitutes the entire understanding and full and final expression of the Parties’ agreement with respect to the Liquidation Preference and supersedes any and all prior discussions, negotiations and/or agreements with respect to the Liquidation Preference.

6.No Party has made, and no Party is relying on, any promises or representations with respect to the subject matter of this Agreement, except as expressly set forth herein.

7.All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.  Each of the Parties submits to the exclusive jurisdiction of any federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.

8.This Agreement may be executed in one or more counterparts (including by means of electronic signature pages), all of which taken together shall constitute one and the same instrument.  The persons signing this Agreement are authorized to sign this Agreement and bind their respective principals.

9.This Agreement has been entered into by the Parties after an opportunity to consult with counsel.  Each of the Parties has carefully read this Agreement, knows and understands the contents hereof, and each executes this Agreement of its or his own free will and without duress.

10.This Agreement may be amended, and any provision of this Agreement may be waived, in a writing executed by the Company and the holders of a majority of the outstanding shares of Series C Preferred Stock.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties have executed this Agreement to Amend Series C Preferred Stock as of the date first written above.

COMPANY:

RESHAPE LIFESCIENCES INC.

By:
	Name:	Paul F. Hickey
	Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed this Agreement to Amend Series C Preferred Stock as of the date first written above.

HOLDERS OF SERIES C PREFERRED STOCK:

(Name of Entity)

By:
Name:
Title:

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

RESHAPE LIFESCIENCES INC.

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

[•], 2024

The undersigned does hereby certify that:

1.He is the President and Chief Executive Officer of ReShape Lifesciences Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share, of which 95,388 shares have been designated as Series C Convertible Preferred Stock, all of which have been issued.

3. The Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock of the Corporation filed on June 15, 2021 with the Secretary of State of the State of Delaware is hereby amended and restated in its entirety as set forth herein (the “Amended and Restated Series C Certificate of Designation”).

4.This Amended and Restated Series C Certificate of Designation was duly adopted in accordance with the provisions of Section 228 and 242 of the Delaware General Corporation Law.

5.The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 95,388 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or any of its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

“Holder” means a holder of shares of Series C Preferred Stock.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of [•], 2024, by and among the Corporation, Vyome Therapeutics, Inc., and Raider Lifesciences Inc., a wholly-owned subsidiary of the Corporation.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

Section 2.Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and the number of shares so designated shall be 95,388. Each share of Series C Preferred Stock shall have a par value of $0.001 per share. The shares of Series C Preferred Stock shall initially be issued and maintained in the form of securities held in book-entry form.

Section 3.Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series C Preferred Stock.

Section 4.Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series C Preferred Stock shall have no voting rights. However, as long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series C Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock (including by the designation, authorization, or issuance of any shares of preferred stock of the Corporation that purports to be pari passu with, or senior in rights or preferences to, the Series C Preferred Stock), (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Series C Preferred Stock, (e) except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, pay dividends on any shares of capital stock of the Corporation or (f) enter into any agreement with respect to any of the foregoing, in each case by amendment, merger, consolidation or otherwise, and any action taken without such vote shall be null and void ab initio and of no force or effect. Holders of shares of Series C Preferred Stock shall be entitled to vote for the election of directors of the Corporation, voting on an as-converted-to-Common-Stock basis and voting together as a single class with the holders of shares of Common Stock. Holders of shares of Common Stock acquired upon the conversion of shares of Series C Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock.

Section 5.Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a)Preferential Payments to Holders of Series C Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other shares of the Company outstanding as of the date hereof ranking on liquidation prior and in preference to the Series C Preferred Stock upon such voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (such shares being referred to hereinafter as “Senior Preferred Shares”), but before any payment shall be made to the holders of Common Stock or of any other series of preferred stock (“Junior Shares”), an amount per share equal to $10.48351 (the “Liquidation Preference”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Section 5(a), the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. At the effective time of the merger contemplated by the Merger Agreement, the Series C Preferred Stock shall automatically terminate and, except for the right to receive the Liquidation Preference, all rights, preferences and

[1]

This amount is based on an assumed $1 million liquidation preference (95,388 shares x $10.4835 = $1,000,000.10). If the Liquidation Preference is greater than $1 million, as set forth in Section 1 of the Agreement to Amend Series C Preferred Stock, then this amount will be increased to be equal to an aggregate amount equal to such greater Liquidation Preference amount.

obligations under this Certificate of Designation shall no longer be of any force or effect and such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Preferred Stock.

(b)Payments to Holders of Common Stock and Other Series of Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series C Preferred Stock and any Senior Preferred Shares, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock and any other Junior Shares, in accordance with their respective rights and preferences as set forth in the certificate of incorporation of the Corporation and any applicable designations of any series of preferred stock of the Corporation.

(c)Deemed Liquidation Events.

(i)Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series C Preferred Stock elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(1)a merger or consolidation in which

a.the Corporation is a constituent party or

b.	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(2)the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii)Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

(iii)Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable by the acquiror is payable only upon satisfaction of contingencies (the “Additional Consideration”), the acquisition agreement for such transaction shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 5(a) and 5(b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (ii) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 5(a) and 5(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the purposes of this Subsection 5(c)(iii), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

Section 6.Conversion.

(a)Conversion Ratio. Each share of Series C Preferred Stock shall be convertible without the payment of additional consideration by the Holder thereof into 0.0000078 shares of fully paid and non-assessable shares of Common Stock, subject to the terms and conditions set forth in this Section 6.

(b)Optional Conversion. Each share of outstanding Series C Preferred Stock shall be convertible, at the option of the Holder thereof, at any time and from time to time, and without the payment of additional consideration by the Holder thereof, into 0.0000078 shares of fully paid and non-assessable shares of Common Stock.

(c)Limitations on Conversion.

(i)Notwithstanding anything to the contrary contained herein, including Section 6(b) hereof, in no event will any shares of Series C Preferred Stock be convertible into shares of Common Stock to the extent that the number of shares of Common Stock to be issued in connection with such conversion, together with all shares of Common Stock previously issued to the Holders, exceeds 49.0% of the voting power the Corporation’s then outstanding securities.

(ii)Immediately following any conversion, the rights of the Holders of converted Series C Preferred Stock shall cease and the persons entitled to receive Common Stock upon the conversion of Series C Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock. Shares of Series C Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(d)Mechanics of Conversion.

(i)Notice of Conversion.  In order for a Holder to voluntarily convert shares of Series C Preferred Stock into shares of Common Stock pursuant to Section 6(b), such Holder shall (1) provide written notice at the Corporation’s registered office or principal place of business, or to the Corporation’s transfer agent at the office of the transfer agent for the Series C Preferred Stock, that such Holder elects to convert all or any number of such Holder’s shares of Series C Preferred Stock and, if applicable, any time or event on which such conversion is contingent and (2) if such Holder’s shares are certificated, surrender the certificate or certificates for such shares of Series C Preferred Stock (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series C Preferred Stock.  Such notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the shares of Common Stock to be issued.  If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered Holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the Corporation or the transfer agent of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) or, if such notice specifies that conversion is contingent upon a future time or the happening of a future event, the occurrence of such time or event, shall be the time of conversion (each such time or event, a “Conversion Date”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date.

(ii)Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) certificates representing the number of Conversion Shares being acquired upon the conversion of the Series C Preferred Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions and (B) a bank check in the amount of accrued and unpaid dividends, if any. The Corporation shall use its best efforts to deliver evidence of the Conversion Shares required to be delivered by the Corporation under this Section 6 on a book-entry basis, electronically through the Depository Trust Company or another established clearing corporation performing similar functions, or by mailing certificates evidencing the shares to the converting Holder or the nominees in which such Holder wishes the shares of Common Stock to be issued, at the request of such person. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the Conversion Date.

(iii)Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Series C Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series C Preferred Stock. The

Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iv)Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series C Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

(v)Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series C Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares. The Corporation shall pay all transfer agent fees required for same-day processing and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

Section 7.Certain Adjustments.

(a)Stock Dividends and Stock Splits. If the Corporation, at any time while this Series C Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series C Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall be appropriately adjusted in order to avoid enlargement or dilution of the rights of the shares of Series C Preferred Stock. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series C Preferred Stock (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(c)Pro Rata Distributions. During such time as this Series C Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Series C Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Series C Preferred Stock (without regard to any limitations on conversion hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

(d)Fundamental Transaction. If, at any time while this Series C Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Series C Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series C Preferred Stock is convertible immediately prior to such Fundamental Transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series C Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Series C Preferred Stock, deliver to the Holder in exchange for this Series C Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series C Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series C Preferred Stock (without regard to any limitations on the conversion of this Series C Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series C Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

(e)Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Section 8.Miscellaneous.

(a)Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the following address: 18 Technology Drive, Suite 110, Irvine, California 92618, Attention: Chief Executive Officer, email: phickey@reshapelifesci.com or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, by email, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address set forth in this Section prior to 5:00 p.m. (Pacific time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address set forth in this Section on a day that is not a Trading Day or later than 5:00 p.m. (Pacific time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series C Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(c)Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. To the fullest extent permitted by applicable law, all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a Holder, the Corporation or their respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of Delaware (the “Delaware Courts”). Each Holder and the Corporation hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. Each Holder and the Corporation hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each Holder and the Corporation hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.

(d)Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(e)Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f)Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g)Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h)Status of Converted or Redeemed Preferred Stock. If any shares of Series C Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Convertible Preferred Stock.

(i)Effective Time. This Amended and Restated Certificate of Designation shall be effective at [4:01 p.m.] Eastern Time on [•], 2024.

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RESOLVED, FURTHER, that the President and Chief Executive Officer of the Corporation be and hereby is authorized and directed to prepare and file this Amended and Restated Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first set forth above.

By:
	Name:	Paul F. Hickey
	Title:	President and Chief Executive Officer

[Signature Page to Amended and Restated

Series C Convertible Preferred Stock Certificate of Designation]